EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215425 on Form S-3, 333-209586 on Form S-3ASR, and 333-129422, 333-176090, 333-195902 and 333-206457 on Form S-8 of PG&E Corporation and Registration Statement No. 333-215427 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 16, 2017, relating to the consolidated financial statements of PG&E Corporation and subsidiaries  ("the Company") and Pacific Gas and Electric Company and subsidiaries  (the "Utility"), the consolidated financial statement schedules of the Company and the Utility, and the effectiveness of the Company's and the Utility's internal control over financial reporting, appearing in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
February 16, 2017